Injunctions Sought Against Former Company Director and
Corporate Officers of Trident Technologies for Breach of
Fiduciary Duty Relating to Pro Mag and Sea Patch


FORT WORTH, Texas--(BUSINESS WIRE)--April 27, 2001--21st Century Technologies Inc. (OTCBB:TEXN) today announced, through its General Counsel Robert Warren, that it has filed today a multicount federal lawsuit against Douglas N. Spring and Buren Palmer II.

The lawsuit was filed in the Northern District of Texas, Fort Worth Division under the caption 21st Century
Technologies Inc. and Trident Technologies Inc. (Plaintiffs) vs. Doug Spring and Buren Palmer (Defendants).

The full text of the Complaint filed on behalf of the Plaintiffs is a matter of public record and copies of the Complaint as well as all subsequently filed documents may be obtained from the Fort Worth office of the Clerk of the U.S. District Court for the Northern District of Texas upon payment of prescribed fees.

An authenticated copy of the Complaint will be filed by the company via Edgar on form 8-K with the U.S. Securities and Exchange Commission in Washington D.C. and will be available at the SEC Web site, www.sec.gov.

A copy of the Complaint will also be available at the company's Web site at www.texn.com or by contacting Jennifer
Runyon, information officer at 702/866-5915 or by e-mail at jenny@texn.com.

Due to SEC restrictions on the form, content and manner of public disclosure of material matters regarding publicly traded companies, the company has adopted a zero tolerance policy with respect to unauthorized disclosures in any media, including the ubiquitous Internet chat rooms.
Therefore, information regarding the lawsuit should be obtained from one of the above sources.

The lawsuit seeks, among other things, a temporary restraining order, and thereafter preliminary and permanent injunctions against Defendants Spring and Palmer prohibiting them from transferring or using the Plaintiffs' proprietary information, including its magnetic patch technology, and further requiring the Defendants to transfer all intellectual property rights relating to the Sea Patch and Pro Mag technology to the Plaintiffs, and returning any other property of the Plaintiffs that is in the possession of the Defendants to the Plaintiffs.

The Sea Patch and Pro Mag make up the newest generation of magnetic cam on/cam off devices developed by the company under an exclusive license granted by the Las Alamos
National Laboratories in 1995.

The Complaint alleges that Defendants Spring and Palmer entered into a written contract with the company to further develop and market the technology already under license from the Los Alamos National Laboratories and while acting as employees and corporate officers of its wholly owned subsidiary Trident Technologies Inc. (and in the case of Defendant Spring as a member of 21st Century's board of directors) refined the Sea Patch and Pro Mag technology.

The Complaint further alleges that Defendants Spring and Palmer refused to assign certain intellectual property rights related to the Sea Patch and Pro Mag technology after being repeatedly requested to do so and instead, while still employed as officers of Trident and while Spring was still a director of the company, attempted to sell the technology and patent rights to third parties without the company's knowledge or consent.

The summons and Complaint will be immediately served upon the Defendants. According to the Federal Rules of Civil
Procedure, the Defendants will have 20 days to answer the Complaint. At this time, no hearing date has been scheduled on the application for a temporary injunction.

Attorney Warren stated that the "lawsuit culminates an in-depth review of all of the facts, witness interviews, corporate records, and the existing law regarding the corporate ownership of patents developed by employees both as a matter of employment contract law and common law causes of action such as breach of fiduciary duty.

"As a public company, it was necessary to take the appropriate action after a full consideration of the possible alternatives to litigation. Given the amount of money that the company has invested in this technology and its market potential, a definitive resolution of this dispute is of paramount concern. A final judgment in the U.S. District Court is the best way to resolve this."

Warren stated that the company had retained the services of the Dallas office of the Baker & McKenzie law firm to handle the litigation. All inquiries regarding the litigation should be addressed to Warren.

The Sea Patch and Pro Mag are key components in the company's line of maritime, inland barge, oil storage and hazardous materials (or HAZMAT) products. In March, 2000, the Sea Patch was certified by the American Bureau of Shipping, which is the largest classification society for maritime products in the United States.

The company has taken possession of the Trident products and assets previously located in Baton Rouge, La., and relocated the Trident sales office to Virginia Beach, Va. The company believes that this litigation will be resolved in its favor and does not believe that there will be any significant delays in the production of the Sea Patch or Pro Mag at its manufacturing facility in Haltom City, Texas.

All customers who have ordered either product have been contacted and advised of the status of their orders and the reasons for any delay in delivery. A direct mail campaign to fire departments in nine states who are members of the beneficial fund allowance program will not be interrupted.

In addition, the company is currently conducting an intellectual property rights audit among its employees in order to assure the continued security of its trade secrets in each of its subsidiaries, including Innovative Weaponry Inc., which manufactures patented night sights using tritium (a radioactive isotope) for no light or low light sighting, and Unertl Optics, which manufactures optical sights for the military and law enforcement.

Financial statements in this news release other than historical facts are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933,
Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The company intends that such statements about its future expectations, including future revenues and earnings, and all other forward-looking statements (i.e. future operational results and sales) involve risks and uncertainties and are subject to change at any time. The company's actual results could differ materially from expected results.

CONTACT:

21st Century Technologies Inc.

Robert Warren, Esq., 817/838-8011 (Corporate Counsel)

KEYWORD: TEXAS VIRGINIA LOUISIANA DISTRICT OF COLUMBIA







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